                                                                    Exhibit 10.9


                                LICENSE AGREEMENT

         This Agreement is made as of February 29, 1996, by and between Unifrax Corporation (formerly named The Carborundum Company), a Delaware corporation having offices at 2351 Whirlpool Street, Niagara Falls, New York 14305 (hereinafter known as the "Licensor"), and Societe Europeenne des Produits Refractaires, a French company having offices at "Les Miroirs", 18 Avenue d'Alsace, 92400 Courbevoie (hereinafter known as "Licensee", collectively "parties").

         WHEREAS The British Petroleum Company p.l.c. ("BP") is the indirect owner of The Carborundum Group and the Licensor, which includes the North American Ceramic Fibers Division ("NAF") and the patents, and other intellectual property relating to the world-wide ceramic fibers business presently conducted by The Carborundum Group and NAF;

         WHEREAS Licensee is in the process of acquiring The Carborundum Group from indirect wholly-owned subsidiaries of BP and has entered into a stock purchase agreement (the "Stock Purchase Agreement") to that effect, under the condition, inter alia, that the parties hereto enter into this Agreement; and

         WHEREAS, as part of the Stock Purchase Agreement, Licensor shall license Licensee certain ceramic fibers technology and patents in certain areas of the world.


         NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable considerations, it is mutually agreed as follows:

                             ARTICLE 1 - DEFINITIONS

         1.01 In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:

              a) "Effective Date" means the date this Agreement is executed by all the parties hereto.

          b) "Territory" means the world, excluding the United States (and its territories), Canada and Mexico.

          c) "Licensed Products" means the goods produced from ceramic fibrous material that (i) are being or have been manufactured by The Carborundum Group in the Territory as of the Effective Date, which products are listed in Appendix A, such list being illustrative and not limitative, and (ii) are goods that are or have been, as of the Effective Date, manufactured, sold or developed suitable for commercial exploitation by Licensor that would replace any goods licensed under (i) above, such as Anchor-Loc 2. Licensed Products specifically excludes products that are distributed according to the Distribution Agreement and XPE.

          d) "Licensor's Patents" means those patents and patent applications in existence as of the Effective Date and any future patents or patent applications claiming priority from such patent or patent applications, which are owned or controlled by the Licensor in the sense of having the right to grant licenses thereunder without accounting to others, which patents would be infringed by the manufacture, use or sale of the Licensed Products.

          e) "Confidential Know How" means that technical information and trade secrets of a party, such as data, formulae, sketches, operating data, drawings, reports, techniques and other information that is not, as of the Effective Date, generally known or easily accessible to third parties, provides a commercial advantage in its use in relation to the Licensed Products, and is necessary for the manufacture, use or sale of the Licensed Products, which such party has the right to disclose without accounting therefor to others.

          f) "Licensed Technology" means the Licensor's Patents, the Confidential Know How, and all non-confidential technical information necessary for the manufacture, use or sale of the Licensed Products.

          g) "Improvements" means modifications, changes or additions made to the Licensed Technology that are commercially utilized by the Licensor, or its Affiliates and are developed after the Effective Date. Modifications, changes or additions, to be considered an Improvement, are those modifications, changes or additions that are directly related to the Licensed Products, and do not result in significantly changing the basic characteristics or operation of the Licensed Product or, with respect to the method of making the Licensed Product, do not significantly alter the basic processing steps utilized to manufacture the Licensed Product, as such steps exist as of the Effective Date.

          h) "Affiliate" means any company of which a party hereto now or hereafter owns or controls, directly or indirectly, at least 50% of the stock having the right to vote for directors thereof. For the purpose of this definition, the stock owned or controlled by a particular company shall be deemed to include all stock owned or controlled directly or indirectly by any other company of which that particular company owns or controls, directly or indirectly, at least 50% numerically of the stock having the right to vote for directors thereof. When used in connection with Licensor, the term "Affiliate" shall also include any company while it directly or indirectly controls the Licensor, including The British Petroleum Company p.l.c., a corporation of England, and all affiliates of that company. When used in connection with Licensee, Affiliate shall also include any company while it directly or indirectly controls the Licensee, including Compagnie de Saint-Gobain, and all affiliates of that company.

          i)   "Agreement" means this License Agreement.

          j) "Product Distribution Agreement" means the agreement of even date herewith for distributing certain products, entered into by the parties hereto.

          k) "XPE" means expanding mat containing ceramic fiber and at least twenty-five percent (25%) by weight vermiculite, that is used for catalytic converters.

          l) "The Carborundum Group" means "NewCo", as defined in the Stock Purchase Agreement, and Carborundum Ventures Inc. ("CVI"), Carborundum Resistant Materials Ltd., Carborundum Realty Pty. Ltd., The Carborundum Company Limited, Carborundum Belgium, S.A., Carborundum Holdings Ltda., Carborundum do Brasil Ltda., Carborundum Caribbean, Inc., Carborundum Textil Ltda., Carborundum Deutschland GmbH., and Carborundum Technical Ceramics GmbH., and their subsidiaries, excluding in each case all assets, employees, activities, liabilities or obligations relating to NAF, and excluding the assets and liabilities of (but not CVI's equity investment in) Toshiba-Monofrax Co., Ltd.

          m) "Licensor" means Unifrax Corporation, an indirect wholly owned subsidiary of The British Petroleum Company p.l.c., which owns, as of the date hereof, NAF, including the legal or equitable ownership of patents and other intellectual property relating to the ceramic fibers business of The Carborundum Group.

          n) "NAF" means the ceramic fibers business of the Licensor, located in the United States (and its territories), Canada and Mexico.

          o) "Non-Compete Agreement" means the non-compete agreement entered into among SEPR, BP and Licensor and effective the date hereof.

                        ARTICLE 2 - GRANT AND ASSIGNMENT

          2.01 Licensor grants, as of the Effective Date, and subject to the outstanding exclusive grants in Japan and South Africa, a royalty-free license under the Licensor's Licensed Technology to make, use and sell the Licensed Products in the Territory, and to sell Licensee's products using Licensed Technology, subject to the terms and conditions of this Agreement.

          2.02 The License granted in this Article 2 shall include the right to grant sublicenses of the Licensed Technology within the Territory, providing that, for a period of [ * ] from the Effective Date, the party receiving such sublicense [ * ], said sublicense to be effective only for so long as [ * ]

     * Brackets indicate confidential material omitted and filed separately with the S.E.C.

     [ * ]. No other sublicense rights are granted herein. This Article does not preclude partial assignment as allowed under Article 13.

          2.03 Licensor agrees, for a period of 20 years from the Effective Date, or until termination of this License Agreement, not to grant any further licenses under the Licensed Technology to make, use and sell the Licensed Products in the Territory, except to Affiliates of Licensor, said sublicense to be effective only for so long as they remain an Affiliate of Licensor. Subject to the Non-Compete Agreement, Licensor is free to make, use or sell Licensed Products or use Licensed Technology in the Licensed Territory.

          2.04 To the extent that it is legally entitled to do so, and subject to the acceptance, if required, of existing licensees, Licensor agrees to assign to Licensee, effective as of the Effective Date, the Technical Assistance agreement dated April 1, 1970, and amendments and extensions thereof, between Licensor and Toshiba-Monofrax Company, Ltd and the Technical Service and license agreement dated January 1, 1981, and amendments and extensions thereof, between Licensor and Carborundum-Universal S.A. (Pty) Ltd., both of which agreements pertain to ceramic fiber. Licensor herein grants to Licensee such license necessary to enable Licensee to fulfill its obligations under said assigned agreements. This license shall be valid only for the current term of each such agreement, without renewal or extension, and only applicable to said agreements. Thereafter, Toshiba-Monofrax and Carborundum-Universal S.A. shall, for purposes of grants under Article 2.02 of this Agreement, be considered Affiliates of Licensee. Licensee shall be responsible for providing technical and engineering service to Toshiba-Monofrax and Carborundum-Universal S.A. in accordance with the above-mentioned agreements.

                            ARTICLE 3 - IMPROVEMENTS

          3.01 For a period of five years after the Effective Date, Licensor grants to Licensee a, royalty-free license for the Territory to all Improvements made by Licensor.


          3.02 Licensor agrees for a period of 20 years from the Effective Date, or until termination of this License Agreement, not to grant any further licenses under the


     * Brackets indicate confidential material omitted and filed separately with the S.E.C.

     Improvements to make, use or sell the Licensed Products in the Territory, except to Affiliates of the Licensor.

          3.03 The term of the licenses granted under this Article 3 shall be for the longer of the period of any Patent relative to such Improvement or, with respect to Improvements of Confidential Know-How, the period during which said Confidential Know-How remains out of the public domain.

          3.04 Information relative to Licensor's Improvements received by the Licensee shall be kept confidential as required by Article 6 of this Agreement.

                  ARTICLE 4 - TECHNICAL AND ENGINEERING SERVICE

          4.01 For the implementation of the Licensed Technology and Improvements, it is understood that Licensee will require certain technical services from Licensor, such as the receipt of certain technical information and data, the benefit of the services of certain technical personnel, and general technical assistance. Licensor shall provide such technical services and the services of technical personnel as are mutually agreed by the parties to be necessary for as long as Licensee has paid the yearly service fee in Article 4.02. Both parties recognize that the services of such personnel shall consist principally of consultation and technical advice by phone or at Licensor's site in connection with the manufacture of the Licensed Products, or the sending of available written technical information upon Licensee's request. If such services are required at Licensee's site, such services shall be limited to no more than two man-weeks total in any one calendar year. Licensee shall reimburse Licensor per Article 4.05 for such site visit.

          4.02 For a period of five years from the Effective Date, Licensee agrees to pay Licensor a yearly service fee of [ * ]. Such fee shall remunerate Licensor for the technical assistance as provided by Article 4.01; such fee shall be due thirty (30) days after the Effective Date and each year thereafter on the anniversary of the Effective Date, through the five-year period.

          4.03 Payment to Licensor shall be as set forth in Article 10.

          4.04 For a period of five years after the Effective Date, Licensor agrees to provide engineering service to Licensee or its Affiliates for specific projects such as plant designs or engineering services outside of the scope of routine technical


     * Brackets indicate confidential material omitted and filed separately with the S.E.C.

     assistance. Such engineering service shall be at the reasonable convenience of Licensor. The manpower cost shall be a per diem rate of U.S. $890 per man-day.

          4.05 If the services provided by Licensor requires Licensor's personnel to travel to Licensee's or Affiliate's locations, then the party receiving such services shall pay Licensor's reasonable out-of-pocket travel costs. Such reasonable costs shall be business class air travel and reasonable business hotel accommodations.

          4.06 For a period of five years after the Effective Date, Licensee and its Affiliates shall have the right to visit Licensor's manufacturing facilities producing Licensed Products, provided that such visit(s) shall be limited to no more than two employees of the Licensee or its Affiliates, for a maximum of two weeks in any calendar year. The parties shall agree on the length and the timing of such visit(s).

          4.07 Licensor agrees that the Licensed Technology disclosed to Licensee either through technical assistance in Article 4.01 or engineering service in Article 4.04 shall be that Licensed Technology that is currently used by Licensor as of the date of disclosure.

          4.08 Licensor shall use its reasonable efforts to solve Licensee's problems and to answer, reasonably promptly, questions raised by the Licensee.

          4.09 For a period of five years after the Effective Date, Licensor shall hold a yearly technical meeting at its facilities at which it will disclose all Improvements of Licensor made during that year. Licensee shall pay the cost of all its employees attending such meeting. Licensee shall send no more than four employees to such meeting.

                         ARTICLE 5 - PATENT MAINTENANCE

          5.01 Licensor's Patents are identified in Appendix B.

          5.02 For a period of five years after the Effective Date, Licensor shall be responsible for and pay all patent registration/maintenance fees for the Licensor's Patents in the Territory. Licensor shall be responsible for the prosecution of all Licensor's Patents in the Territory and shall have the sole decision to modify the claims thereof and take whatever action Licensor deems necessary with respect to prosecution of such applications. Licensor shall, however, take no actions that would adversely affect any proceedings under Article 7.05

          5.03 If, five years after the Effective Date and thereafter, Licensor decides not to pay any required registration/maintenance fees for a Licensed Patent in the Territory, then Licensee shall be given the opportunity to pay such fees. In such a case, the ownership of such Patent will be transferred to Licensee and Licensor shall sign all necessary documents proposed by Licensee to that effect. Licensee agrees to grant to Licensor, a royalty free, non-exclusive, non terminable worldwide license to the Patent, with the right to sublicense in accord with Article 2.03.

                           ARTICLE 6 - CONFIDENTIALITY

          6.01 The Licensee agrees:

               a) To keep confidential and not disclose to any third party, all Confidential Know How and information relating to Improvements received under this License Agreement from the Licensor, whether received before or after the Effective Date, except:

                    1) such of said information as now is or hereafter becomes published or otherwise generally available to the public through no act or failure to act of the Licensee, or

                    2) such of said information the Licensee can show by written record was in its possession prior to receipt hereunder,

                    3) such of said information which is disclosed to the Licensee by a third party who did not obtain such information directly or indirectly from a party under an obligation of secrecy,

                    4) such of said information that Licensee can show, by clear and convincing written evidence, was independently developed by Licensee without access to the Confidential Know How.

               b) Even after such information becomes generally available to the public, not to disclose the fact that such information was furnished to the Licensee by the Licensor unless written approval is obtained from the Licensor.

               c) Not to put to any use, except as expressly licensed herein, any information Licensee is obligated to keep in confidence under this Article 6.

          6.02 Except for breach of this Agreement under Article 9.03, this obligation of confidentiality for Licensee and Licensor in Article 6 shall extend for the term of this

     Agreement. In the event of such breach, the obligation of confidentiality shall extend for a period of 20 years from the Effective Date and shall survive the expiration or termination of this Agreement.

          6.03 Any Affiliate of a Party that is sublicensed under this Agreement shall be required to agree in writing to be bound by confidentiality provisions at least as strict as contained in this Agreement.

          6.04 The Licensor agrees:

               a) To keep confidential and not disclose to any third party, all confidential information received under this License Agreement from the Licensee, whether received before or after the Effective Date, except:

                    1) such of said information as now is or hereafter becomes published or otherwise generally available to the public through no act or failure to act of the Licensor, or

                    2) such of said information the Licensor can show by written record was in its possession prior to receipt hereunder,

                    3) such of said information which is disclosed to the Licensor by a third party who did not obtain such information directly or indirectly from Licensee under an obligation of secrecy,

                    4) such of said information that Licensor can show, by clear and convincing written evidence, was independently developed by Licensor without access to the confidential information.

               b) Even after such information becomes generally available to the public, not to disclose the fact that such information was furnished to the Licensor by the Licensee unless written approval is obtained from the Licensee.

               c) Not to put to any use, except as expressly licensed herein, any information Licensor is obligated to keep in confidence under this Article 6.


         ARTICLE 7 - REPRESENTATIONS, WARRANTIES AND PATENT INFRINGEMENT

          7.01 Nothing in this Agreement shall be construed as a warranty or representation by Licensor as to the validity or scope of any Licensed Patent or trade secret, or the confidentiality of any Confidential Know How.

          7.02 To Licensor's knowledge, the current use of the Licensed Technology, in the Territory, does not infringe any valid patent. No claim by any third party contesting the validity, enforceability, use or ownership of the Licensed Technology has been made, is currently outstanding or, to Licensors' knowledge, is threatened.

          7.03 OTHER THAN IN THIS ARTICLE 7, LICENSOR MAKES NO REPRESENTATION OR WARRANTIES OF ANY KIND WHETHER EXPRESSED OR IMPLIED, BY STATUTORY LAW OR OTHERWISE WITH RESPECT TO ITS DEVELOPMENT, MANUFACTURE, USE, SALE OR DISPOSITION OF THE LICENSED TECHNOLOGY PROVIDED BY LICENSOR UNDER THIS AGREEMENT, AND ANY SUCH WARRANTIES ARE HEREBY DISCLAIMED, INCLUDING ANY WARRANTABILITY OF VALUE, USE, MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE.

          7.04 If during the term of this Agreement, Licensee shall discern that one or more third parties are infringing the Licensor's Patents in the Territory, then Licensee shall promptly report such activity to Licensor, providing in such report all details concerning the kind and character of the infringement, and other pertinent information that Licensee may have.

          7.05 Upon receipt of such notice, the parties shall meet and confer to review the matter as soon as reasonably possible. Upon completion of such review, the parties shall mutually determine that there exists or there does not exist reasonable likelihood of infringement. If the parties mutually determine that reasonable likelihood of infringement does exist, and the parties mutually agree on a course of action to be taken, then all third party costs associated therewith shall be shared equally, it being understood that each party shall absorb its own costs. If the parties cannot mutually decide on the likelihood of infringement or the course of action, the following options shall be available:

               1) The Licensor may take complete charge of the matter in which event Licensor shall be responsible for all costs associated therewith. Any recoveries which may be gained in action commenced by Licensor shall be entirely the property of Licensor.

               2) In the event the Licensor decides not to commence and pursue an action to enjoin such infringement, Licensee shall be entitled, at its expense, to commence the action in its name and shall be entitled to name Licensor as a party plaintiff in the event that the rules then pertaining shall require the naming of the owner of the Licensed Patents for purpose of such infringement action. Any recoveries which shall be gained in any such action commenced by Licensee shall be the property of Licensee. Licensee shall not be free to settle the same without the consent of Licensor to the extent such settlement lessens the rights of Licensor.


                           ARTICLE 8 - INDEMNIFICATION

          8.01 Licensee agrees to indemnify, defend and hold harmless Licensor and its officers, employees and agents from any and all losses arising as a result of or relating to:

                    a)   Licensee's performance of the Agreement;

                    b) Licensee's provision of services, marketing, developing, manufacturing, or any related activities of any nature whatsoever arising out of Licensee's or its Affiliates manufacture, use or sale of the Licensed Products or Licensed Technology; or

                    c) any third party and/or Affiliates use of the Licensed Products or Licensed Technology supplied by Licensee;

     except, in each case, to the extent indemnification or defense of Licensor for such losses is prohibited by applicable law or is otherwise covered by
     Article 8.02. Licensee shall in any event be obligated to defend Licensor against any proceeding or causes of action arising out of the foregoing activities, and to the extent Licensor has incurred any reasonable attorney fees or defense cost, Licensee will promptly reimburse Licensor for such fees and costs provided, however, in the event that it is determined in a final and nonappealable judgment by a court of competent jurisdiction that such obligation of defense was prohibited by applicable law, Licensor shall reimburse Licensee for such defense costs.

          8.02 Licensor will indemnify Licensee to the extent arising from or attributable to any breach or failure by Licensor or its Affiliates to perform any provision, representation, warranty, covenant or agreement in this Agreement.

          8.03 IN THE EVENT OF BREACH OF THIS LICENSE, NEITHER LICENSEE NOR LICENSOR SHALL BE LIABLE FOR ANY INCIDENTAL,

     INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES INCLUDING LOSS OF USE, REVENUE OR PROFIT, REGARDLESS OF THE FORESEEABLITY OF OR NOTICE TO LICENSOR OF THE POSSIBILITY OF SUCH DAMAGES.


                                ARTICLE 9 - TERM

         9.01 The term of the license granted in Article 2.0 shall be for a) Licensed Patents, the duration of the patent in the relevant Territory, and for b) Confidential Know How and non-patented Improvements, for as long as the Confidential Know How does not reach the public domain.

         9.02 Unless terminated under Article 9.03, the term of the Agreement shall be the longest of the term for the grant of licenses under this Agreement. The party believing the Agreement has terminated due to the termination of the grants hereunder, shall provide evidence to the other party supporting such belief prior to any such termination coming into effect.

          9.03 Should Licensee or its Affiliates breach the third party sub-license restriction contained in the license grants, as determined by arbitration under Article 15, Licensor shall give written notification to Licensee. If in less than thirty (30) days of such notification Licensee has not remedied the defect according to the arbitration award, Licensor may give further written notice immediately terminating the Agreement. Upon termination under this Article 9.03 Licensee shall have no further rights in the Licensed Technology except that [ * ]. Such termination and continuing license shall be without prejudice to all other rights and remedies available to Licensor.

                              ARTICLE 10 - PAYMENT

         10.01 Payment shall be by wire transfer, in United States Dollars, to Licensor's account as notified in writing to Licensee from time to time.

         10.02 Licensee shall pay any sales, use or similar taxes applicable, if any, to any payment to Licensor. If relevant, Licensee shall provide proof of such tax payment to


     * Brackets indicate confidential material omitted and filed separately with the S.E.C.

     Licensor sufficient for Licensor to take any tax credits allowed by its governmental authority. Upon such tax credit being credited to Licensor, Licensor will refund the amount of such allowed credit to Licensee.

         10.03 Payments received by Licensor thirty (30) days after a first written request stating that such payment was due to Licensor shall accrue interest pro-rated from the due date to the time of payment, at an annual rate of one and one-half (1 1/2) percent above the rate quoted from time to time as its prime rate as announced in New York City, New York by Chase Manhattan Bank.


                        ARTICLE 11 - EXPORT OF TECHNOLOGY

         11.01 Licensee hereby acknowledges and accepts that the Licensed Technology includes U.S. technical information and therefore it is subject to the Export Administration Regulations (15 CFR, Part 730-799) of the United States Department of Commerce and the Arms Export Control Act (22 USC 2778) as implemented by the International Traffic in Arms Regulations (22 CFR Part 120 et al) and other U.S. government regulations relating to export or re-export of U.S. technical data and equipment and products produced therefrom. Licensee expressly agrees to comply fully with all such U.S. government regulations to the extent they apply to any Licensed Technology or technical information made available to Licensee under this Agreement.

         11.02 Licensor shall be responsible for any license required under
     Article 11.01 necessary to transfer the Licensed Technology from the Licensor to the Licensee.

                               ARTICLE 12 - NOTICE

         12.01 All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be deemed to have been duly given if in writing and delivered personally, or five (5) business days after being mailed first class, postage prepaid, registered or certified mail, or if telecopied and confirmed by one of the preceding methods, as follows:

                  If to Licensee:

                           Societe Europeenne des Produits Refractaires
                           Les Miroirs
                           18 Avenue d'Alsace
                           92400 Courbevoie
                           Attention: Legal Affairs Department
                           Fax: 33-1-47-62-36-83

                  If to Licensor:

                           Unifrax Corporation
                           2351 Whirlpool Street
                           Niagara Falls, New York  14305
                           Attention:  Vice President, Sales & Marketing
                           Fax:  716-278-2963

     Any party may change the address to which such communications are to be directed to it by giving written notice to the other in the manner specified in this ARTICLE 12.01.


                             ARTICLE 13 - ASSIGNMENT

         13.01 Licensee shall not have the right to assign the Agreement unless Licensor approves of such assignment in writing, except Licensee may assign the Agreement to a wholly owned Affiliate of Licensee. Licensee may also assign this Agreement to a third party that has acquired substantially all of Licensee's assets acquired under the Stock Purchase Agreement and related to the ceramics fibers business. Licensee may assign this Agreement to a more than 50% owned Affiliate with Licensor's written approval, which approval will not be unreasonably withheld.

         13.02 Licensee may partially assign this Agreement on a country by country basis to a third party that has acquired in each of the United Kingdom, Germany, Australia or Brazil, substantially all of Licensee's assets that are acquired under the Stock Purchase Agreement and relate to the ceramics fibers business. This partial assignment is subject to Licensee giving Licensor the right to match any bonafide bid received by Licensee for Australia, Brazil, or Europe (Europe as a whole, including Licensee's existing ceramic fibers businesses).

         13.03 Licensor shall not assign this Agreement to a third party without the written permission of Licensee, which permission will not be unreasonably withheld, except to a third party that acquires substantially all the assets of NAF, in which case Licensor shall be obligated to assign this Agreement to that third party.

         13.04 Any purported assignment by Licensee in violations of the provisions of this Article 13 shall be void.

                           ARTICLE 14 - FORCE MAJEURE

         14.01 The parties hereto shall not be held liable or responsible for delay or failure to take any actions called for under this Agreement occasioned by acts of God, force majeure or any cause beyond the control of the parties, including but not limited to war; civil disturbances; fire; flood; earthquake; windstorm; unusually severe weather; acts or defaults of common carriers; accidents; strike or other labor trouble; lack of or inability to obtain raw materials, transportation, labor, fuel or supplies; governmental laws, acts, regulations, embargoes, or orders (whether or not such later prove to be invalid); any of which shall release the parties form the performance of this Agreement.

                            ARTICLE 15 - ARBITRATION

         15.01 In the event of any dispute, claim, question, or disagreement arising out of or relating to this Agreement or the breach thereof, the parties hereto shall use their best efforts to settle such disputes, claims, questions, or disagreements. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such solution within a period of thirty
     (30) days, either party may submit the dispute to binding arbitration administered by the American Arbitration Association under its International Arbitration Rules. The place of arbitration shall be New York City, New York, and the language of arbitration shall be English. The number of arbitrators shall be three, unless the parties agree otherwise. Both parties agree that time is of the essence in any arbitration. Each party shall submit their choice of an arbitrator to the Association within five (5) business days after receiving notice from the Association of an arbitration proceeding. The arbitrators so selected shall have five(5) business days to select a third arbitrator. If the arbitrators selected by the parties cannot agree on a third arbitrator within this time period, then a third arbitrator shall be selected by the Association to complete the panel. The parties agree that the arbitrators may grant a party's request for a preliminary injunction to minimize damages. As an aid to arbitration, either party may also seek assistance from judicial authorities to provide interim relief, such as an injunction, if necessary.

                           ARTICLE 16 - APPLICABLE LAW

         16.01 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without regard to rules on choice of law and Licensee hereby consents to submit to the jurisdiction of the American Arbitration Association located in New York, New York, and to the jurisdiction of applicable courts in the United States or elsewhere, to enforce any award of said American Arbitration Association, or to grant interim relief.

                           ARTICLE 17 - MISCELLANEOUS

         17.01 This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or, in the case of a waiver, by or on behalf of the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of any breach of any other term, covenant, representation or warranty.

         17.02 This Agreement shall comply with and its obligations performed in accordance with the laws, whether national or supranational of all jurisdictions in which the Agreement is to be performed (including the United States). If any provision of this Agreement constitutes a breach of any applicable law or is considered to be or will be void or unenforceable, such provision shall be deemed to be deleted and the remaining provisions shall continue in full force and effect.

         17.03 The article or section headings contained in this Agreement are for convenient reference only, and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one.

          17.04 For avoidance of doubt, nothing in this Agreement shall be construed or interpreted as limiting any rights of Kerlane (a subsidiary of Licensee involved in the manufacturing and selling of ceramic fibers) to practice or develop its ceramic fibers technology, to manufacture use and sell its ceramic fibers products worldwide, to grant or receive licenses either to Affiliates or to third parties, to dispose of its assets or of its intellectual property rights unless and to the extent that:

     a) Kerlane has received any Confidential Know How as defined in this Agreement, or

     b) Kerlane is a sub licensee of the Licensed Technology, in which case Kerlane will be bound by the obligations with respect to a Licensee contained in this Agreement.

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by the respective duly authorized officers.

Societe Europeenne des                      Unifrax Corporation
Produits Refractaires

LICENSEE                                    LICENSOR

By:_______________________                  By:____________________

Name:____________________                   Name: Christopher C. Clarke

Title:_____________________                 Title: Attorney-In-Fact

                                   APPENDIX A

                                LICENSED PRODUCTS

                   Ceramic Fiber Blanket and Mats and Products
                   -------------------------------------------


o Durablanket(R)AC                       o Insulfrax(R)family
o Durablanket(R)2600 (1400 AZS)          o Durablanket(R)family
o Durablanket(R)SE                       o Duraback(TM)family, including Isofelt
o Durablanket(R)HP-S                     o Fibermat(TM)
o Durablanket(R)HS                       o water repellent blanket
o Durablanket(R)HA                       o Durablanket(R)E (encapsulated)
o Durablanket(R)FD 1560 128
o Painel(TM), ceramic fiber blanket panels
o Anel(TM), ceramic fiber blanket rings



                                     Fibers
                                     ------

o Insulfrax(R) family
o Fiberfrax(R)HP (7000; -L, -M, -RR, -HS-350, -HS-400), blown/spun fibers
o Fiberfrax(R)7001; -F-5, -M-5, -C-5, -F-5, chopped fibers
o Fiberfrax(R)AZS (8000, spun 1400), blown/spun fibers
o Fiberfrax(R)AZS (8001; -M-5), blown/spun fibers
o Fiberfrax(R)spun fiber
o Fiberfrax(R)W657, W707, W758, washed fiber
o Fiberfrax(R)HA
o Fiberfrax(R)milled fibers
o lubricated fibers
o Fiberfrax(R)bulk fibers (Flocos(TM), FT bulk)


                                  Specialities
                                  ------------

Fiberfrax(R) QF(TM)-180, QF180 Blue and QF-150, ceramic cements
Fiberfrax(R) Top Coat(TM) M, Coat MCR(TM), ceramic cements
Rigidizer(TM) and Rigidizer(TM) W, inorganic liquid hardener compound Fiberfrax(R) LDS(TM) and LDS-AL, moldable compounds
Fiberfrax(R) Pumpable(TM)-LDS and Pumpable-GS,
       Pumpable(TM) X, insulating & sealing compounds
Fiberfrax(R) Moist-Pack(TM) D, moldable/formable blanket
Fiberfrax(R) FC-25(TM), insulating castable mix

                              Specialities (con't)
                              --------------------



Variform(TM) A, B, UC, 7998, insulation
Fiberfrax(R) Duraboard(TM), RG, LD, HD, FX, 2600, 3000,
     Fiberboard, ceramic fiberboard
Duraset(R), LE, ceramic fiber felt/mat
Lo-Con(TM) felt, ceramic fiber blanket/mat
Fiberfrax(R) 970/975, 770, ceramic fiber paper
FT(TM) papers
Papel(TM) fiber
Fiberfelt(TM) papers
111/1198 grade papers
Anchor-Loc(R) ceramic fiber modules
Power-Loc(R) insulating block modules
Screw-Loc(R) insulating block modules
Thread-Loc(R) insulating block modules
Weld-Loc(R) insulating block modules
Fiberwall(TM) 22, 24, 2600 bonded modules
Insulfrax(R) bonded 1800 modules
vacuum formed tubes
Moldafrax(TM) vacuum formed shapes
GC-50, GC-90, Launder, castables
Insulfrax(R) board
Insulfrax(R) paper
Fiberfix(TM), cement adhesive
Fraxfil(TM), pumpable compounds
Fiber Mastic, LDS moldable compounds
Frax Bond(TM), adhesives
Fyre Putty
Calha
Boiler Seal
Fiberfrax(R) IG Tape
Fiberfrax(R) T30 and T30R Tubes